Exhibit 99.1

AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, and as an amendment and restatement to that certain Joint Filing Agreement, dated as of April 26, 2019, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed May (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Rocky Mountain Chocolate Factory, Inc.  This Amended and Restated Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  May 21, 2019

AB Value Partners, L.P.

By:	AB Value Management LLC General Partner

By:	/s/ Andrew Berger
	Name:	Andrew Berger
	Title:	Manager

AB Value Management LLC

By:	/s/ Andrew Berger
	Name:	Andrew Berger
	Title:	Manager

/s/ Andrew Berger
Name: Andrew Berger

/s/ Mary Kennedy Thompson
Name: Mary Kennedy Thompson